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                   [LETTERHEAD OF WILLKIE FARR & GALLAGHER]


                                   July 31, 1995


The Pep Boys - Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

Ladies and Gentlemen:

          We have acted as counsel to The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the "Registrant"), with respect to the Registrant's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Registrant with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), by the Registrant of an aggregate of 1,500,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), issuable upon exercise of stock options granted or to be granted under the Registrant's 1990 Stock Incentive Plan (the "Plan").

          As counsel for the Registrant, we have examined, among other things, such federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion.

          Based on the foregoing, we hereby inform you that in our opinion the shares of Common Stock have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan for consideration in excess of $1.00 per share, will be validly issued, fully paid and nonassessable.

          We hereby consent to the inclusion of this opinion as part of the Registration Statement.

          We are members of the Bar of the State of New York and the Commonwealth of Pennsylvania and do not purport to be experts in the laws of jurisdictions other than the State of New York, the Commonwealth of Pennsylvania and the federal laws of the United States of America.

                              Very truly yours,

                              /s/ Willkie Farr & Gallagher

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